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 Terms and Conditions of the relocation of Edward J. Brown III to San Francisco


1. I will retain my existing residence in Charlotte and pay all expenses related to this home.

2. Regarding the purchase of my new home in San Francisco located at 3070 Pacific, the bank agrees to provide $6.2 million of the $6.6 million required funds to purchase, renovate and decorate the home. All expenses related to this home including interest, real estate taxes, insurance and utilities will be reimbursed to me by the bank on an after tax basis.

3. Upon my relocation to Charlotte, the bank agrees to reimburse me for all expenses related to the sale of the San Francisco home. Additionally, the bank agrees to reimburse me for any loss taken on the sale of the home.

4. In the event that I retire or am terminated while working for Bank of America in San Francisco, the bank agrees to pay for all expenses incurred in the relocation of my family back to Charlotte and reimburse me for all expenses related to the sale of the San Francisco home. Lastly, the bank agrees to reimburse me for any loss taken on the sale of the home.

     /s/ Edward J. Brown III
     -----------------------
     Edward J. Brown III
     October 5, 1998


     CONCUR:

     By:  _________________________________   Date:  _____________________